FS-17 Page 1 of 2
ATLANTIC CITY ELECTRIC PRO FORMA CONSOLIDATED BALANCE SHEETS (Dollars in Millions) (Unaudited)
	June 30, 2003	Pro Forma Adjustments	Pro Forma
ASSETS

Current Assets
Cash and cash equivalents	$ 39.8	$ -	$ 39.8
Restricted funds held by trustee	13.1		13.1
Accounts receivable, less allowance for
uncollectible accounts	159.6	-	159.6
Fuel, materials and supplies - at average cost	37.7	-	37.7
Prepaid expenses and other	41.2	-	41.2
Total Current Assets	291.4	-	291.4

Investments and Other Assets
Regulatory assets, net	1,077.7	-	1,077.7
Other	28.7	-	28.7
Total Investments and Other Assets	1,106.4	-	1,106.4

Property, Plant and Equipment
Property, plant and equipment	1,873.7	-	1,873.7
Accumulated depreciation	(774.5)	-	(774.5)
Net Property, Plant, and Equipment	1,099.2	-	1,099.2

Total Assets	$ 2,497.0	$ -	$ 2,497.0

FS-17 Page 2 of 2
ATLANTIC CITY ELECTRIC PRO FORMA CONSOLIDATED BALANCE SHEETS (Dollars in Millions) (Unaudited)
	June 30, 2003	Pro Forma Adjustments	Pro Forma
CAPITALIZATION AND LIABILITIES

Current Liabilities
Short-term debt	$ 66.8	$ (66.8)	$ -
Accounts payable and accrued payroll	73.2	-	73.2
Accounts payable to associated companies	10.7	-	10.7
Interest accrued	23.5	-	23.5
Taxes accrued	-	-	-
Other	85.4	-	85.4
Total Current Liabilities	259.6	(66.8)	192.8

Deferred Credits
Income taxes	512.5	-	512.5
Investment tax credits	25.4	-	25.4
Pension benefits obligation	52.8	-	52.8
Other postretirement benefits obligation	42.0	-	42.0
Other	46.9	-	46.9
Total Deferred Credits	679.6	-	679.6

Long-Term Debt and Capital Lease Obligations
Long-term debt	915.0	136.8	1,051.8
Capital lease obligations	-	-	-
Total Long-Term Debt and Capital Lease Obligations	915.0	136.8	1,051.8

Company Obligated Mandatorily Redeemable Preferred Securities
Of Subsidiary Trust Which Holds Solely Parent Junior
Subordinated Debentures	25.0	-	25.0

Preferred Stock
Redeemable serial preferred stock	6.2	-	6.2

Commitments and Contingencies

Shareholders' Equity
Common stock	55.0	-	55.0
Premium on stock and other capital contributions	411.5	-	411.5
Capital stock expense	(1.2)	-	(1.2)
Retained income	146.3	(70.0)	76.3
Total Shareholders' Equity	611.6	(70.0)	541.6

Total Capitalization and Liabilities	$ 2,497.0	$ -	$ 2,497.0